                                                                      Exhibit 11

                       Computation of Per Share Earnings
                    (In thousands except per share amounts)

                                      November 27,   November 28,   November 29,
                                         1994           1993           1992
                                      ------------   ------------   ------------
Income before cumulative effect of
   accounting change                       $17,197        $14,928        $13,302

Cumulative effect of change in
   accounting for income taxes                 795             --             --
                                      ------------   ------------   ------------
Net income                                 $17,992        $14,928        $13,302
                                      ============   ============   ============
Primary per share earnings
- --------------------------

Average number of common shares
   outstanding                              16,102         16,107         16,104

Add - common equivalent shares
   representing shares issuable
   upon exercise of stock options
   and stock grants                            194            146            112
                                      ------------   ------------   ------------
Average shares used to calculate
   primary per share earnings               16,296         16,253         16,216
                                      ============   ============   ============
Primary per share earnings before
   change in accounting for income
   taxes                                   $  1.06        $  0.92        $  0.82

Cumulative effect of change in
   accounting for income taxes                0.05             --             --
                                      ------------   ------------   ------------
Net primary per share earnings             $  1.11        $  0.92        $  0.82
                                      ============   ============   ============
Fully diluted per share earnings
- --------------------------------

Average number of common shares
   outstanding                              16,102         16,107         16,104

Add - common equivalent shares
   representing shares issuable
   upon exercise of stock options
   and stock grants                            216            167            132
                                      ------------   ------------   ------------
Average shares used to calculate
   fully diluted per share earnings         16,318         16,274         16,236
                                      ============   ============   ============
Fully diluted per share earnings
   before change in accounting for
   income taxes                            $  1.05        $  0.92        $  0.82

Cumulative effect of change in
   accounting for income taxes                0.05             --             --
                                      ------------   ------------   ------------
Net fully diluted per share earnings       $  1.10        $  0.92        $  0.82
                                      ============   ============   ============